Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Continental Materials Corporation (Company) on Form S-8 (File No. 33-23671) of our report dated April 3, 2015, on our audits of the consolidated financial statements and financial statement schedules of the Company as of January 3, 2015 and December 28, 2013, and for the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

April 3, 2015